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                                                          EXHIBIT 99.1 (amended)


                  FRONTIER AIRLINES FLEET TRANSITION DISCUSSION

Frontier Airlines, Inc. has embarked upon a program to replace its existing fleet of Boeing 737-200 and 737-300 aircraft with new Airbus A318 and A319 aircraft. The decision to change fleet types was made for many reasons, including Airbus' updated technology, operational advantages and cabin comfort (wider cabin, wider seats with added amenities, more legroom). We discussed this transition in a Form 8-K dated January 22, 2001. We recently agreed to purchase two additional Airbus A319 aircraft with delivery dates in May and June, 2002, and the information contained herein supercedes that in our Form 8-K dated January 22, 2001.

Our existing fleet consists of 18 Boeing 737-300 aircraft, seven Boeing 737-200 aircraft and two Airbus A319 aircraft. The Boeing aircraft are subject to operating leases with expiration dates ranging from April 2002 to May 2006. Exiting these aircraft according to our planned Airbus delivery schedule may require us to extend some leases and negotiate shorter terms on other leases. While we have some flexibility under current leases, others will require cooperation from lessors. We have not included in this analysis any costs to exit these aircraft prior to the scheduled lease expirations.

We recently were able to accelerate the return of one of our leased Boeing 737-300 aircraft from April 2002 to September 2001. The current monthly lease payment for this aircraft is $260,000. The impact of this early return and schedule adjustments on expected available seat miles (ASMs) is anticipated to be as follows:

                                            Previously forecast (000)           Revised (000)
Quarter ending June 30, 2001                1,143,771                           1,149,140
Quarter ending September 30, 2001           1,332,047                           1,329,872
Quarter ending December 31, 2001            1,363,523                           1,312,151
Quarter ending March 31, 2002               1,363,487                           1,306,402
Fiscal year ending March 31, 2002           5,202,828                           5,097,565

In March 2000, we entered into an agreement (subsequently amended) to purchase 12 Airbus A318 and A319 aircraft with delivery dates between May 2001 and September 2004. The agreement also included options to purchase nine additional aircraft with delivery dates in 2003, 2004 and 2005 and additional options to purchase eight more aircraft without delivery dates attached. As a complement to this purchase, in April and May 2000, we signed lease agreements to lease 15 new Airbus A319s and one new Airbus A318 with delivery dates between June 2001 and October 2004.

We recently agreed to accelerate the purchase of two additional Airbus A319 aircraft. This agreement converts the exercise of two purchase options into firmly ordered aircraft, accelerates their delivery dates from the third and fourth calendar quarters of 2004 to May and June 2002 and converts two additional options into option aircraft with delivery dates in 2004. The current status of our order for purchased Airbus aircraft is 14 firmly ordered aircraft, nine option aircraft with delivery dates attached and six additional option aircraft. As a result, we expect our March 31, 2002 fiscal year over year growth in available seat miles (ASMs) to be in excess of 19%, and we anticipate this growth will be used to add frequencies in existing markets, as well as to inaugurate service to new destinations.

As a part of the transition in fleet type we incur costs in excess of our normal operations. Additional pilots, mechanics and flight attendants will be necessary while we train employees in the operational differences between the Boeing fleet and the Airbus fleet. Simulator time for pilot training is provided by Airbus and accounting rules require that we treat this as a non-cash expense and reduce the capitalized value of the aircraft. We have incurred and will incur travel expenses and other training costs as we send our employees for training in Miami and other locations. A dedicated team of project managers has been in place since April 2000 and will continue through the transition. Other employees join the effort on a part-time basis. We have incurred costs of complying with Federal Aviation Administration regulations for certification of the new fleet type. We are creating an inventory of spare parts over and above our existing inventory of Boeing parts and will incur the interest and warehouse space rental associated with that inventory.

We began incurring some of these costs during fiscal year ending March 31, 2001 and they have accelerated as we took delivery of the first two Airbus aircraft in May and early June 2001. We previously estimated that these costs would approximate $4,500,000 per year over the next two fiscal years. We now expect those costs to be approximately $4,480,000 in the fiscal year ending March 31, 2002 and approximately $4,880,000 in the year ending March 31, 2003. These costs remain subject to change as a result of adjustments in delivery schedules, personnel needs and training costs, as well as other factors.

The operational benefits of the Airbus fleet begin to impact the Company's financial results as the new aircraft enter scheduled service. The first two A319s entered service in June 2001. Based on data provided to Airbus, we expect the A319 to be 11% more fuel efficient than our current fleet. Using $1.00 per gallon into-plane fuel cost, the cost savings would be approximately $27,000 per month, per aircraft.

Maintenance on a new aircraft generally will be considerably less than a mature aircraft. Aircraft parts that require replacement are often covered by warranties. Additionally, we will not encounter any of the annual heavy maintenance checks on Airbus aircraft during the fiscal year ending March 31, 2002. We will begin to perform major maintenance checks during the following fiscal year and we would expect the first four years of checks to be less expensive than the checks we are currently performing on our older fleet of Boeing aircraft. It is difficult to predict the dollar value of savings in maintenance as it is influenced by a number of factors, but we estimate that the maintenance savings could be in excess of $50,000 per month, per aircraft, during the first year and in excess of $35,000 per month, per aircraft, during the second year.

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We pay maintenance reserves to lessors on our current fleet to cover long-term maintenance events on the airframe, engines and landing gear. We will pay reserves to lessors under the Airbus leases at significantly lower rates than under our current Boeing leases. We will also accumulate maintenance reserves as an accrued liability for our purchased aircraft based on the expected cost of the future maintenance event divided by the expected hours of usage prior to the maintenance event. The difference between the reserve accruals of the Boeing fleet and the Airbus fleet results in an expected cost savings of approximately $35,000 per month, per aircraft.

The reserves on purchased aircraft also provide a cash flow advantage over our current leased fleet. The monthly accrual (estimated to be approximately $60,000 per month, per aircraft) is a non-cash expense until we actually perform the various maintenance events, which we expect to occur between years five and fifteen of operation. The reserves on leased Airbus aircraft are less than the reserves on our leased Boeing aircraft and are capped at a level that we would expect to reach near the end of the third year of operation. At that point, we would continue to accrue reserves as a non-cash expense and we would expect similar cash flow benefits would occur as with purchased aircraft.

The above operational savings are offset by increased costs for landing fees and higher ownership costs. We estimate that landing fees will be approximately $10,000 per month greater, per aircraft, for the heavier Airbus A319 than the current Boeing fleet. Monthly rentals and anticipated ownership costs per aircraft (depreciation and interest) are expected to be $30,000 per month greater for the A319 than for the current Boeing fleet. We believe that owning our aircraft will create tax savings as aircraft are depreciated using an accelerated method over seven years for tax purposes while using an estimated 30-year life for book purposes. Deferred tax expense is accrued as a non-cash expense on the difference between the two methods of depreciation.

The aggregate impact in the net savings of the new Airbus fleet (excluding cash flow benefits) is expected to exceed one half of the expected transition costs in the fiscal year ending March 31, 2002 and to nearly double the transition costs in the following fiscal year. The transition costs are expected to be higher during the early stages of the transition while the savings of the new fleet will accelerate as we take delivery of the Airbus aircraft. The table below summarizes the quarterly costs and benefits we expect for the next two fiscal years:

Quarter Ending       New Fleet Savings          Transition Costs           Net Impact
June 30, 2001               $   30,000                $1,910,000         $(1,880,000)
September 30, 2001             480,000                 1,370,000            (890,000)
December 31, 2001            1,200,000                   460,000             740,000
March 31, 2002               1,250,000                   740,000             510,000
June 30, 2002                1,420,000                 1,620,000            (200,000)
September 30, 2002           2,170,000                 1,360,000             810,000
December 31, 2002            2,680,000                 1,160,000           1,520,000
March 31, 2002               3,330,000                   740,000           2,590,000


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As noted above, these estimated costs and savings remain subject to change as a result of timing of and ease with which we are able to exit the Boeing aircraft, changes in delivery schedules and personnel needs and training costs, as well as other factors, which may not be within our control.


SAFE HARBOR STATEMENT

The foregoing discussion includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks, uncertainties and changes in circumstances, including changes in economic, business, competitive and/or regulatory factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed in "Risk Factors" in our Form 10-K for the year ended March 31, 2001 and other of our filings with the Securities and Exchange Commission.

Frontier Airlines, Inc. is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.